Exhibit 99.1

DRAFT — NOT FOR RELEASE

NEWS RELEASE

Cardtronics Announces $250 Million Private Offering of Senior Notes

HOUSTON, July 14, 2014 (GLOBE NEWSWIRE) — Cardtronics, Inc. (Nasdaq: CATM), the world’s largest retail ATM owner, today announced that subject to market conditions, it intends to offer $250 million in aggregate principal amount of senior notes due 2022 for sale to eligible purchasers in a private offering (the “Notes Offering”).

Cardtronics intends to use the net proceeds from the Notes Offering to purchase all of its outstanding $179,442,000 aggregate principal amount of 8.250% senior subordinated notes due 2018 pursuant to a tender offer, to redeem any such notes not acquired in the tender offer and for general corporate purposes.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or the securities laws of any other jurisdiction. Accordingly, the notes are expected to be eligible for resale in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 82,700 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America’s most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Chris Brewster Chief Financial Officer 832-308-4128 cbrewster@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

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3250 Briarpark Drive, Suite 400, Houston, TX 77042 | phone 832-308-4000 | www.cardtronics.com